Reading International Announces 3rd Quarter 2006 Results

• Revenue from continuing operations was up 0.9% over the 2005 quarter, to $25.0 million

• EBITDA (1) as reported, was $11.8 million for the 2006 quarter compared to $630,000 in the 2005 quarter

Los Angeles, California, - (PR NEWSWIRE) - November 7, 2006 - Reading International, Inc. (AMEX: RDI) announced today results for its quarter and nine months ended September 30, 2006.

Third Quarter 2006 Highlights

Our quarter to quarter results of operations were principally impacted by the following:

•	The acquisition on June 1, 2005 and September 19, 2005 of the various real property interests underlying our leasehold interest in our Cinemas 1, 2 & 3 cinema in Manhattan;

•
The opening in the fourth quarter of 2005 and the occupancy of the majority of tenancies during first quarter of 2006 of our Newmarket Shopping Center, an approximately 100,000 square foot retail center in a suburb of Brisbane, Australia;

•	The opening on October 20, 2005, and the acquisition effective February 23, 2006, of cinemas in a suburb of Adelaide, Australia and Queenstown, New Zealand, respectively;

•	The acquisition, effective April 01, 2006 of the 50% share that we did not already own of the Palms cinema located in Christchurch, New Zealand;

•
The reduction in the value of the Australian and New Zealand dollars vis-à-vis the US dollar from $0.7643 and $0.6938, respectively, as of September 30, 2005 to $0.7461 and $0.6530, respectively, as of September 30, 2006;

•	Revenue, despite negative currency effects, growth of 0.9% to $25.0 million compared to the 2005 quarter of $24.8 million;

•	The recognition, in the 2006 quarter, of $5.0 million of profit on our 25% interest in the Place 57 mixed-use condominium development in Manhattan; and

•	The recognition, also in the 2006 quarter, of a $3.4 million gain on the sale of our 50% interest in 3 cinemas in Auckland, New Zealand to our joint venture partner.

This resulted in a net income for the 2006 quarter of $6.1 million, compared to a net loss in the 2005 quarter of $4.6 million; and a reported EBITDA (1) of $11.8 million for the 2006 quarter up $11.2 million from the $603,000 in the 2005 quarter.

Third Quarter 2006 Discussion

Revenue from continuing operations increased from $24.8 million in the 2005 quarter to $25.0 million in 2006, a 0.9% increase despite overall negative currency effects. The cinema revenue increase of $377,000 was predominantly driven by the US and New Zealand, with Australia slightly down on last year. The top 3 grossing films in our circuit worldwide were “Pirates of the Caribbean: Dead Man’s Chest”, “Superman Returns” and“You, Me and Dupree” which between them accounted for 27.6% of our cinema box office revenue. Our real estate revenue was slightly lower than last year. The decrease was primarily related to a drop in rents from our domestic live theatres due to fewer shows during 2006 compared to 2005 offset by higher property income in Australia of $762,000 predominately from our newly constructed Newmarket shopping centre.

As a percent of revenue, operating expense, at 75.8% in the 2006 quarter was slightly higher than the 75.1% of the 2005 quarter. The primary driver for the deterioration in 2006 versus 2005 was the fixed cost element of our US live theater rentals compared to the revenue generated in the quarter.

Depreciation and amortization expense increased by $143,000 or 4.4%, from $3.2 million to $3.4 million in the 2006 quarter, predominantly due to additional Australian depreciation as a result of the opening of the Newmarket shopping center located in Brisbane, in late December 2005 and the Elizabeth cinema located in Adelaide, which opened in October 2005.

General and administrative expense decreased by $2.6 million or 45.6%, from $5.6 million to $3.0 million in the 2006 quarter. This change was primarily due to lower legal expenses of $1.3 million predominately relating to our US anti-trust litigation in the 2006 quarter compared to the 2005 quarter and a one-time charge of $1.1 million for additional bonus accrual in 2005 for our Chief Executive Officer’s new employment contract.

The other significant drivers that affected the 2006 quarter compared to the 2005 quarter were:

•
the increase in other income. Other income increased by $5.3 million primarily due the recognition of $5.0 million of profit on the completion of the sale of an additional 36 (11 closed in the previous quarter) out of 67 condominium units of our Place 57 development in New York, in which we have a 25% interest; offset by $100,000 of a mark-to-market charge relating to the Sutton Hill Capital LLC’s option (SHC Option) to acquire a 25% non-managing membership interest in the limited liability company in which we hold our fee interest in our Cinemas 1, 2 & 3 property (as the value of that property increases, the cost of the option for accounting purposes increases proportionately); and

•
the gain on sale of our interest in an unconsolidated entity of $3.4 million. On August 28, 2006 we sold to our joint venture partner our interest in the cinemas at Whangaparaoa, Takapuna and Mission Bay, New Zealand for $4.6 million in cash and the assumption of $1.6 million in debt, resulting in the above gain.

As a result of the above, we reported a net income of $6.1 million for the 2006 quarter compared to a net loss of $4.6 million in the 2005 quarter.

Our EBITDA (1) at $11.8 million for the 2006 quarter was $11.2 million higher than the 2005 quarter of $603,000, predominantly driven by the Place 57 profit recognition ($5.0 million) and the gain on the sale of our 50% interest in certain New Zealand cinemas ($3.4 million). Allowing for these two items, the 2006 quarter EBITDA (1) of $3.4 million was still $2.8 million or 466.7% higher then that of the 2005 quarter.

Nine Month 2006 Summary

•
Revenue from continuing operations increased by 5.0% or $3.8 million, to $78.9 million in the nine months of 2006 compared to $75.2 million in 2005, while our operating expense percentage decreased to 75.4% in 2006 compared to 76.5% in the 2005 nine-month period. The primary driver for this reduction in operating cost was the lackluster film product in 2005 resulting in shorter play times and higher film rental expense to revenue ratios.

•
The top 5 grossing films in our circuit worldwide for the 2006 nine months were: “Pirates of the Caribbean: Dead Man’s Chest,” “Ice Age 2: The Meltdown,” “The Da Vinci Code,” “The Chronicles of Narnia: The Lion, the Witch and the Wardrobe,” and “Cars,” which between them accounted for 18.3% of our cinema box office revenue.

•
Depreciation and amortization increased by $554,000 to $10.0 million in 2006, from $9.4 million in 2005, driven primarily by the Australian shopping center and cinema additions described above in the quarter highlights.

•
General and administrative expense declined by $4.0 million to $9.5 million in the 2006 period from $13.5 million in the 2005 period. This change was primarily due to the decrease in legal expenses described above in the quarter discussion of $2.4 million, and a non-recurring $1.1 million CEO bonus in the 2005 period, and our purchase of the Cinemas 1, 2, 3 which decreased the amount of rent paid to related parties by $608,000.

•
Interest expense increased by $1.8 million to $5.1 million in 2006 from $3.3 million in the 2005 period, due to the cessation of interest capitalization on the Newmarket project and interest rate swap mark-to-market fluctuations.

•
Other income increased by $5.0 million to $6.0 million in 2006 from $1.0 million in the 2005 period, primarily due to the profit recognition on Place 57 ($5.9 million), offset by the mark-to-market of the SHC Option ($1.5 million).

•
Income from discontinued operations at $12.2 million in 2005 was driven by the gain on sale of $13.6 million from the sale of our Glendale, California office building and our Puerto Ric0 cinema operations in the second quarter of 2005.

•	Gain on sale of our 50% interest in certain joint venture cinemas in New Zealand of $3.4 million was as discussed above for the quarter.

As a result we reported a net income of $2.7 million for the 2006 period compared to a net income of $3.5 million in the 2005 period.

Our reported EBITDA (1) at $19.0 million for the 2006 period was $1.5 million higher than the $17.5 million of the 2005 period. Allowing for the $13.6 million gain on sale of assets in the 2005 period and the net $7.9 million of other income and gain on sale of unconsolidated entity in the 2006 period, our EBITDA (1) from continuing operations in the 2006 period was $11.1 million or $7.2 million, 184.6%, higher than the 2005 period EBITDA (1) of $3.9 million.

Balance Sheet

Our total assets at September 30, 2006 were $267.4 million compared to $253.0 million at December 31, 2005. The bulk of the increase is due to land acquisitions in Moonee Ponds, a suburb of Melbourne, and in Indooroopilly, a suburb of Brisbane, in Australia; cinema business acquisitions in Christchurch and Queenstown, New Zealand; and investments in Malulani Investments, Ltd. and Place 57 in the US. The currency exchange rates for Australia and New Zealand as of September 30, 2006 were $0.7461 and $0.6530, respectively, and as of December 31, 2005, these rates were $0.7342 and $0.6845, respectively. As a result, currency had an overall positive impact on the balance sheet at September 30, 2006 compared to December 31, 2005.

Our cash position at September 30, 2006 was $8.1 million compared to $8.5 million at December 31, 2005, basically flat. Our negative working capital at $16.5 million compares to $14.3 million at December 31, 2005 reflecting the $5.0 million note payable to a related party becoming a current liability this quarter. Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach. We have approached several financing sources who have already given a high-level, favorable response to this funding. However, no assurances can be given that any transaction will be consummated with these funding sources, and we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.

Stockholders’ equity was $101.9 million at September 30, 2006 compared to $99.4 at December 31, 2005.

Real Estate Update

205-209 East 57th Street Associates, LLC - During the first quarter of 2005, we increased our investment by $719,000 to $3.2 million in the 205-209 East 57th Street Associates, LLC (“57th Street Associates”). The increase in investment was done to maintain our 25% equity ownership in the joint venture, in light of certain higher than initially budgeted construction costs. Construction is now complete and includes the lobby and amenity areas. The managing member of 57th Street Associates reports that it now has under contract 63 out of 67 units, representing 94% of total units, at an average selling price of $1,341 per square foot an increase of $241 per square foot (21.9%) from the project’s budget. Of these 63 contracts, 47 units closed during the 2006 nine-month period. The project is a 36-story building with units being closed as the individual floors are completed. Contracts are out for the remaining 4 units at an average selling price of $1,702 per square foot. If such contracts are finalized, the building would have sold at an average selling price of $1,363 per square foot. As reported above, in the September quarter we recognized our share of the profit ($5.0 million) on the closure of 36 out of the 63 sold units, having already recognized our share on the first 11 units ($918,000) in the June quarter.

Newmarket Shopping Centre - On November 28, 2005, we opened the initial retail elements of our Newmarket ETRC, an approximately 100,000 square foot retail facility situated on an approximately 177,500 square foot parcel in Newmarket, a suburb of Brisbane. The remaining tenants took-up their occupancy during the first quarter of 2006. We are currently in the final stages of the planning phase relating to stage two of this entertainment themed retail centre (or “ETRC”) which is to include a 6 screen cinema complex. The design for the anticipated 33,067 square foot cinema component has now been approved by the Newmarket City Council.

Landplan Property Partners, Ltd. - On September 18, 2006, we purchased a 0.26 acre property for $1.8 million (AUS$2.3 million) through our newly established Landplan Property Partners subsidiary. It is anticipated that Landplan Property Partners will focus on development and redevelopment opportunities in Australia and New Zealand that would otherwise be outside of our historic entertainment or ETRC real estate focus.

Subsequent Event

Union Square Loan - On October 19, 2006, we entered into a preliminary agreement to refinance our Union Square property with the same lender that holds the current mortgage on that property. While no assurances can be given, the terms of the preliminary agreement stipulate that the new loan will close on or about November 30, 2006 with a fixed interest rate of 6.26% and a balance of $7.5 million. This new loan will replace the existing Union Square mortgage which currently has a 7.31% interest rate and a loan balance of $3.2 million.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets. Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/), and

o	City Cinemas brand (http://citycinemas.moviefone.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995. Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared. No guarantees can be given that our expectation will in fact be realized, in whole or in part. You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties. However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team. Individual Board members and individual members of our management team may have different view as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

• With respect to our cinema operations:

o The number and attractiveness to movie goers of the films released in future periods;

o The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

• With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.” In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc. (213) 235 2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Loss (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue	$25,042	$24,809	$78,941	$75,186
Operating expense
Cinema/real estate	18,973	18,624	59,504	57,523
Depreciation and amortization	3,385	3,242	9,963	9,409
General and administrative	3,047	5,600	9,489	13,479

Operating loss	(363)	(2,657)	(15)	(5,225)

Interest expense, net	(1,765)	(1,743)	(5,060)	(3,316)
Other income	5,472	158	5,992	1,037
Income from discontinued operations	--	--	--	12,231
Gain on the sale of unconsolidated entity	3,442	--	3,442	--
Income tax expense	(540)	(190)	(1,222)	(643)
Minority interest expense	(153)	(140)	(425)	(559)

Net income (loss)	$6,093	$(4,572)	$2,712	$3,525

Basic earnings (loss) per share	$0.27	$(0.20)	$0.12	$0.16
Diluted earnings (loss) per share	$0.27	$(0.20)	$0.12	$0.16

EBITDA*	11,783	603	18,957	17,461

EBITDA* change	11,180		1,496

* EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net income (loss)	$6,093	$(4,572)	$2,712	$3,525
Add: Interest expense, net	1,765	1,743	5,060	3,316
Add: Income tax provision (benefit)	540	190	1,222	643
Add: Depreciation and amortization	3,385	3,242	9,963	9,409
Add: EBITDA adjustment for discontinued operations	--	--	--	568

EBITDA	$11,783	$603	$18,957	$17,461

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(U.S. dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue
Cinema	$21,806	$21,429	$68,269	$64,328
Real estate	3,236	3,380	10,672	10,858
	25,042	24,809	78,941	75,186
Operating expense
Cinema	16,812	17,140	53,876	52,375
Real estate	2,161	1,484	5,628	5,148
Depreciation and amortization	3,385	3,242	9,963	9,409
General and administrative	3,047	5,600	9,489	13,479
	25,405	27,466	78,956	80,411

Operating loss	(363)	(2,657)	(15)	(5,225)

Non-operating income (expense)
Interest income	70	40	157	149
Interest expense	(1,835)	(1,783)	(5,217)	(3,465)
Other income (loss)	209	(265)	(945)	24

Loss before minority interest expense, discontinued operations, income tax expense, and equity earnings of unconsolidated entities	(1,919)	(4,665)	(6,020)	(8,517)
Minority interest expense	153	140	425	559

Loss from continuing operations	(2,072)	(4,805)	(6,445)	(9,076)
Discontinued operations:
Gain on disposal of business operations	--	--	--	13,610
Loss from discontinued operations	--	--	--	(1,379)

Income (loss) before income tax expense and equity earnings of unconsolidated entities	(2,072)	(4,805)	(6,445)	3,155
Income tax expense	540	190	1,222	643
Income (loss) before equity earnings of unconsolidated entities and gain on sale of unconsolidated entity	(2,612)	(4,995)	(7,667)	2,512
Equity earnings of unconsolidated entities	5,263	423	6,937	1,013
Gain on sale of unconsolidated entity	3,442	--	3,442	--
Net income (loss)	$6,093	$(4,572)	$2,712	$3,525
Earnings (loss) per common share - basic:
Earnings (loss) from continuing operations	$0.27	$(0.20)	$0.12	$(0.39)
Earnings from discontinued operations, net	0.00	0.00	0.00	0.55
Basic earnings (loss) per share	$0.27	$(0.20)	$0.12	$0.16
Weighted average number of shares outstanding - basic	22,413,995	22,437,569	22,425,941	22,168,652

Earnings (loss) per common share - diluted:
Earnings (loss) from continuing operations	$0.27	$(0.20)	$0.12	$(0.39)
Earnings from discontinued operations, net	0.00	0.00	0.00	0.55
Diluted earnings (loss) per share	$0.27	$(0.20)	$0.12	$0.16
Weighted average number of shares outstanding - diluted	22,616,560	22,437,569	22,628,505	22,168,652

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(U.S. dollars in thousands)
	September 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$8,050	$8,548
Receivables	4,353	5,272
Inventory	437	468
Investment in marketable securities	634	401
Restricted cash	300	--
Prepaid and other current assets	1,803	996
Total current assets	15,577	15,685
Property held for development	3,265	6,889
Property under development	33,644	23,069
Property & equipment, net	165,590	167,389
Investment in unconsolidated entities	21,861	14,025
Capitalized leasing costs	12	15
Goodwill	17,099	14,653
Intangible assets, net	8,136	8,788
Other assets	2,254	2,544
Total assets	$267,438	$253,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$11,627	$13,538
Film rent payable	3,320	4,580
Notes payable - current portion	1,617	1,776
Note payable to related party - current portion	5,000	--
Income taxes payable	8,303	7,504
Deferred current revenue	1,970	2,319
Other current liabilities	200	250
Total current liabilities	32,037	29,967
Notes payable - long-term portion	103,944	93,544
Note payable to related parties	9,000	14,000
Deferred non-current revenue	545	554
Other liabilities	18,011	12,509
Total liabilities	163,537	150,574
Commitments and contingencies	--	--
Minority interest in consolidated affiliates	2,015	3,079
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,495,729 issued and 20,918,505 outstanding at September 30, 2006 and 35,468,733 issued and 20,990,458 outstanding at December 31, 2005	215	215
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at September 30, 2006 and December 31, 2005	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares	--	--
Additional paid-in capital	128,184	128,028
Accumulated deficit	(51,202)	(53,914)
Treasury shares	(4,307)	(3,515)
Accumulated other comprehensive income	28,981	28,575
Total stockholders’ equity	101,886	99,404
Total liabilities and stockholders’ equity	$267,438	$253,057

(1) The Company defines EBITDA as net income (loss) before interest expense, income tax benefit, depreciation, and amortization. EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel. EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”). EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP. Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies. See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).